Exhibit 10(i)
ASSET SALE AGREEMENT
between
AMERICAN OIL & GAS INC.,
a Nevada corporation
and
NORTH FINN LIMITED LIABILITY COMPANY
a Wyoming limited liability company
(the “Sellers”)
and
CHESAPEAKE AEZ EXPLORATION, L.L.C.

(the “Buyer”)
March 19, 2010

ASSET SALE AGREEMENT
THIS ASSET SALE AGREEMENT (this “Agreement”) is entered the 19th day of March, 2010, between AMERICAN OIL & GAS INC., a Nevada corporation, whose address is 1050 17th Street, Suite 2400, Denver, CO 80265, and NORTH FINN LIMITED LIABILITY COMPANY, a Wyoming limited liability company, whose address is 950 Stafford, Casper, WY 82609 (each a “Seller” and collectively, the “Sellers”), and CHESAPEAKE AEZ EXPLORATION, L.L.C., an Oklahoma limited liability company, whose address is 6100 North Western Avenue, Oklahoma City, OK 73118 (the “Buyer”).
BACKGROUND:
A. The Sellers desire to sell and the Buyer desires to purchase all of the Sellers’ right, title and interest in and to the Properties (as hereinafter defined).
B. The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Definitions and References.
1.1	Definitions. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:
“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.
“Agreement” means this Agreement, as amended, supplemented or modified from time to time.
“Allocated Values” means, with respect to any Property, a portion of the Purchase Price attributable to such Property as more particularly described in Exhibits “A” and “A-1.”
“Assignments” means the Assignment, Bill of Sale and Conveyance executed by each Seller in substantially the form attached hereto as Exhibit “B.”

“Assumed Obligations” means: (a) all duties, losses, claims, costs, expenses, liabilities and obligations whether arising prior to or after the Effective Time under the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, as well as under the terms and provisions of all Contracts constituting part of the Properties, and under any Contracts entered into by any Seller after the date of this Agreement which are both attributable to (and constitute part of) the Properties and are entered into in compliance with Section 5.2; (b) all duties, losses, claims, costs, expenses, obligations and liabilities of every kind and character of any Seller with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time arising out of or relating to: (i) Gas Imbalances, (ii) the payment of the balance of the Suspended Funds deducted from the Purchase Price, (iii) all real estate, use, occupation, ad valorem, and personal property Taxes on the Properties for calendar year in which the Closing occurs and each year thereafter, (iv) obligations to properly plug and abandon or re-plug or re-abandon or remove Wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Properties, and (v) obligations to restore the surface of the Properties or the failure of the Properties or the ownership or operation thereof to comply with Environmental Law, including obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Closing Date (the “Environmental Obligations”); (c) all third party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties from and after the Effective Time; and (d) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Real Property Interests and/or units comprising a part of the Properties insofar as the same are attributable to periods and Hydrocarbons produced and marketed from and after the Effective Time.
“Benefit Notice” has the meaning specified in Section 2.1.9.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Indemnified Parties” has the meaning specified in Section 10.2.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.
“Casualty Loss” has the meaning specified in Section 2.3.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing occurs, which will be March 31, 2010, unless changed by the mutual agreement of the Parties.
“Closing Statement” has the meaning specified in Section 2.6.
“Consultant” has the meaning specified in Section 2.1.10.

“Defect Notice” has the meaning specified in Section 2.1.
“Defensible Title” means title that is deducible of record and that: (a) with respect to Wells (i) entitles the Sellers to receive, throughout the productive life of such Property not less than the Net Revenue Interest set forth in Exhibit “A” in and to all Hydrocarbons produced and saved or sold from or allocated to such Property after deduction of all lessors’ royalties, overriding royalties, and other burdens and payments out of production, and (ii) obligates the Sellers to bear, throughout the productive life of such Property (and the plugging, abandonment and salvage thereof), not greater than the Working Interest set forth in Exhibit “A” of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of such Property, except increases in such working interest that result in at least a proportionate increase in the Sellers’ Net Revenue Interest for such Property; (b) with respect to an undeveloped Real Property Interests, entitles the Sellers to not less than the Net Mineral Acres and/or not less a weighted average NRI of eighty percent (80%) (see Section 2.1.3 for method of calculating weighted average NRI); and/or (c) subject to Permitted Encumbrances, is free and clear of all Liens.
“Effective Time” means 7:00 a.m. Central Time, February 1, 2010.
“Environmental Claim” has the meaning specified in Section 3.13.
“Environmental Defect” means a violation of applicable Environmental Laws that is presently existing on a Property.
“Environmental Law” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, hazardous materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899; the Superfund Amendments and Reauthorization Act of 1986; the Hazardous and Solid Waste Amendments Act of 1984; and the Occupational Safety and Health Act; as any of the foregoing may be amended and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“Excess Net Mineral Acres” shall have the meaning specified in Section 2.1.9.
“Excluded Items” means: (a) all financial, tax, and legal (other than title) records of each Seller and all formation documents, resolutions and similar governance documents of any Seller; (b) any existing or future refund of costs, taxes or expenses borne by any Seller or any Seller’s predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or by products from the Real Property Interests, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of any Seller (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of any Seller against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with any Seller’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time; (f) all of each Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all audit rights arising under any of the applicable contracts or otherwise with respect to the Properties and any period prior to the Effective Time or to any of the Excluded Items, except for any Gas Imbalances; (h) all seismic license agreements, but only to the extent any such data, analysis or information is not assignable by reason of third party contracts; (i) all claims of any Seller for refunds of or loss carry forwards with respect to (a) production or any other taxes attributable to any period prior to the Effective Time, (b) income or franchise taxes or (c) any taxes attributable to the Excluded Items; and (j) all documents and instruments of any Seller that may be protected by an attorney-client privilege and all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties.
“Final Statement” has the meaning specified in Section 2.7.
“Fetter/Shawnee Area” shall refer to the area depicted on the plat attached hereto as Exhibit “C”.
“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).
“Gas Imbalances” has the meaning specified in Section 2.2.
“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Halliburton Agreement” shall have the meaning specified in the definition of Retained Liabilities.
“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
“Lien” means any lien, mortgage, security interest, pledge, rights of a vendor under any title retention (other than oil, gas or mineral leases, or equipment leases, or agreements that are terminable within 60 days) or other arrangement substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce the Sellers’ Net Revenue Interest or Net Mineral Acres below that shown on Exhibits “A” and “A-1”.
“Marker Well” shall have the meaning specified in the definition of Title Defect.
“Net Mineral Acre” means, as computed separately with respect to each Real Property Interest, (a) the number of gross acres in the lands covered by such Real Property Interest, multiplied by (b) the interest in oil, gas and other minerals covered by such Real Property Interest in such lands, multiplied by (c) the Sellers’ undivided interest in such Real Property Interest, provided that if items (b) and/or (c) vary as to different areas of such lands covered by such Real Property Interest, a separate calculation shall be done for each such area.
“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of the Hydrocarbons produced and saved or sold from the Properties after giving effect to all valid lessors’ royalties, overriding royalties and/or other non-expense bearing burdens against production.
“Non-Fetter/Shawnee Areas” shall refer to the area depicted on the plat attached hereto as Exhibit “C-1”.
“NORM” has the meaning specified in Section 4.12.
“Parties” means the Sellers and the Buyer and “Party” means either a Seller or the Buyer.
“Payout Balances” has the meaning specified in Section 3.15.
“Permits” has the meaning specified in Section 3.8.

“Permitted Encumbrances” means (a) royalties, overriding royalties and other burdens or encumbrances to the extent they do not, individually or in the aggregate, reduce the Sellers’ Net Revenue Interest or Net Mineral Acres in any Real Property Interest from that described in Exhibit “A” and “A-1”; (b) liens for Taxes, assessments, services, labor and materials for which payment is not due; (c) Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the ordinary course for sums not yet due; (d) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, and gas, oil and liquids purchase contracts and all of the other Contracts; (e) regulatory authority of Governmental Authorities not presently or previously violated, easements, rights of way, servitudes, permits, surface leases and other rights, plat restrictions zoning laws, restrictive covenants and conditions, and building and other land use laws and similar encumbrances; (f) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities, Indian tribes and similar authorities in connection with the sale, disposition, transfer or conveyance of federal, state, Indian or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations; (g) conventional rights of reassignment obligating any Seller to reassign or offer to reassign such Seller’s interests in any lease prior to a release or abandonment of such lease; (h) required non-governmental third party consents to assignments which cannot be unreasonably withheld; (i) preferential rights with respect to which, prior to Closing, (a) waivers are obtained from the appropriate parties, or (b) the appropriate time period for asserting such rights has expired without an exercise of such rights; (j) rights of a tenants-in-common in and to the Properties; and (k) rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn, expropriate or designate a buyer of any of the Properties.
“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” means all of each Seller’s right, title and interest in and to the following (excluding the Excluded Items): (a) all Real Property Interests, (b) all tangible personal property, equipment, fixtures and improvements owned in connection with the production, treating, storing, transportation or marketing of oil, gas and other hydrocarbons or minerals from the Real Property Interests including, without limitation, oil and gas wells, injection wells, salt water disposal facilities, gas gathering systems (including the gathering system described in Exhibit “D” attached hereto), compressors, well heads, casing, tubing, pumps, tanks, boilers, separators and other appurtenances, and specifically including the wells listed on Exhibit “A” (the “Wells”), (c) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests, and all of the Sellers’ interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests, (d) all presently existing and valid oil, casinghead gas and gas sales agreements, operating agreements, farmout and farmin agreements, pooling agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments insofar as the above agreements cover, are attributable to or relate to the Real Property Interests, Wells or any interests pooled or unitized therewith including, without limitation, those contracts and agreements described on Exhibit “E” (collectively, the “Contracts”), (e) all Hydrocarbons in, on, under or produced from the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time, (f) all easements, permits, licenses, servitudes, rights of way and all other rights and appurtenances situated on or used in connection with the Real Property Interests, Wells or any interests pooled or unitized therewith, (g) all rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Hydrocarbons produced from the Real Property Interests as of the Effective Time, (h) to the extent the same are assignable or transferable, and further to the extent the same are related to the Real Property Interests and Wells, all of the Sellers’ interests in and to all orders, contracts, title opinions and documents, abstracts of title, leases, division of interest statements, participation agreements, and all other agreements and instruments, easements, rights-of-way, licenses, authorizations, permits and similar rights and interests, subject to the rights of third parties; and (i) all files, records and data (including electronic data) including, but not limited to, lease files, land files, wells files, division order files, abstracts, title files, engineering and/or production files, maps, accounting records, and other information in the possession of the Sellers or copies thereof specifically related to the Wells and Real Property Interests, and all rights relating thereto.
“Purchase Price” has the meaning specified in Section 2.
“Real Property Interests” means all oil, gas and mineral leases, operating rights, working interests, and net revenue interests described in Exhibit “A-1” attached hereto and made a part hereof, whether producing or non-producing, including also any overriding royalty interests carved out of such Real Property Interests.
“Restricted Areas” shall have the meaning ascribed to it in Section 15.18.

“Retained Liabilities” means those liabilities and obligations of the Sellers arising from the following: (a) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the Sellers’ failure to pay or incorrect payment of any ad valorem taxes, severance taxes or similar taxes attributable or allocable to the Sellers’ interests in the Properties (excluding any sales or transfer taxes arising from the transactions contemplated herein) attributable to periods prior to the Effective Time; (b) claims or damages for bodily injury or death arising from operations on the Properties prior to the Effective Time, insofar as the claims (or portions thereof) are attributable or allocable to the Sellers’ interests in the Properties; (c) all claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to any of the Excluded Items whether or not attributable to periods before or after the Effective Time; and (d) any remaining financial obligations (and/or rights to production or revenue from any of the Wells) owed Halliburton Energy Services, Inc. (“Halliburton”) pursuant to the October 7, 2009, Letter Agreement between American, Red Technology Alliance, LLC, North Finn, and Halliburton, shall be fully and finally satisfied prior to Closing (“Halliburton Agreement”). In the event, however, such obligations owed to Halliburton have not been so resolved by Closing, then, such respective amounts shall be estimated at Closing, deducted from the purchase price, and subject to adjustment within ninety (90) days of Closing.
“Seller” and “Sellers” have the meanings set forth in the introductory paragraph of this Agreement.
“Seller Indemnified Parties” has the meaning specified in Section 10.3.
“Special Damages” has the meaning specified in Section 15.17.
“Suspended Funds” means funds which any Seller is holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the Properties.
“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.
“Title Benefit” has the meaning specified in Section 2.1.9.

“Title Defect” means (i) any condition that causes the Sellers’ title to one or more Properties to be less than Defensible Title, (ii) any oil and gas lease comprising a portion of the Real Property Interests in which the primary term expires on or before September 30, 2010, and/or (iii) any oil and gas lease comprising a portion of the Real Property Interests that fails to include and cover all depths, intervals and formations beginning at the stratigraphic equivalent top of the Niobrara formation as seen at 10,856’ total depth in the Texaco Govt-Hawks A1 (API # 49009054800000) located in Section 23, T33N, R71W, Converse County, Wyoming (“Marker Well”), and extending downward to the stratigraphic equivalent of the base of the Dakota formation as seen at 12,785’ total depth in the Marker Well.
“Working Interest” (“WI”) means the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.
1.2
References. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2.
Purchase Price. On the Closing Date, in consideration for the sale of the Properties, the Buyer will pay to the Sellers as provided in this Agreement the aggregate amount of Forty-Nine Million, Four Hundred Thirty-Seven Thousand, Six Hundred and Sixty-Six and no/100 Dollars ($49,437,666.00), as adjusted as provided hereinafter, for the Properties (the “Purchase Price”). The Purchase Price will be adjusted as follows:

2.1
Title and Environmental Defects. The Purchase Price will be decreased for any Title Defects and Environmental Defects pursuant to this Section 2.1. The Buyer may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations (provided that the Buyer will not conduct any phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of the Sellers), as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether any Title Defects or Environmental Defects exist. The Buyer agrees to release, indemnify, defend and hold harmless the Seller Indemnified Parties from and against all liabilities, damages, costs, losses and expenses arising from or related to the activities of the Buyer or its employees, agents, contractors and other representatives in connection with such examinations or investigations. On or before March, 29, 2010, the Buyer must deliver to the Sellers a written notice specifying each defect associated with the Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a description of each such Title Defect or Environmental Defect, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with all data and information in the Buyer’s possession or control bearing thereon (a “Defect Notice”). Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Sellers have not been specifically notified by the Buyer by such date in accordance with the foregoing, shall be deemed to have been waived by the Buyer for all purposes. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a notice of a Title Defect or Environmental Defect under this Section 2.1, the Buyer and the Sellers will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1
If the requested adjustment for a Title Defect is based on the Sellers owning a Net Revenue Interest for a Well which is less than that shown in Exhibit “A,” then a downward adjustment shall be calculated by multiplying the Allocated Value set forth for such Well on Exhibit “A” by a fraction: (a) the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit “A” for such Well less the decimal share to which the Sellers would be entitled as a result of its ownership interest in such Well which is unaffected by such Title Defect; and (b) the denominator of which is the Net Revenue Interest shown for such Well on Exhibit “A”.

2.1.2
If the adjustment is based on Sellers owning a Working Interest in a Well that is larger than the Working Interest shown on Exhibit “A”, but without a proportionate increase in Sellers’ Net Revenue Interest in such Well, then the downward adjustment is calculated by determining the effective Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such effective Net Revenue Interest and the Working Interest shown on Exhibit “A” and then calculating the adjustment in the manner set forth in Section 2.1.1.

2.1.3
If the requested adjustment is based on the Sellers owning Real Property Interests collectively having a weighted average Net Revenue Interest of less than eighty percent (80%), then, in such case, the Purchase Price shall be adjusted downward as follows: the adjustment of the Purchase Price shall equal the product of the total net acres acquired multiplied by $100 multiplied by the difference between the aggregate weighted average Net Revenue Interest and eighty percent (80%). For example, if the total net acres acquired is 109,000 and the weighted average Net Revenue Interest is 79.5%, then the adjustment would be $5,450,000.00 (109,000 * 100 * (80 — 79.5)).

2.1.4
If the adjustment for a Title Defect is based on Sellers owning fewer Net Mineral Acres in the Real Property Interests, there shall be a downward adjustment equal to the amount determined by multiplying the Allocated Value for such Real Property Interests listed on Exhibit “A-1” by a fraction (a) the numerator of which is an amount equal to the number of Net Mineral Acres for such Real Property Interests shown on Exhibit “A-1” less the total Net Mineral Acres actually determined to exist for such Real Property Interests and (b) the denominator of which is the number of Net Mineral Acres shown for such Real Property Interests on Exhibit “A-1”.

2.1.5
If the adjustment is based on a Lien or other monetary charge upon a Property that is liquidated in amount, then the adjustment is the lesser of the amount necessary to remove such Lien or other monetary charge from the affected Property or the Allocated Value of the affected Property.

2.1.6
If the adjustment is based on a liability to remediate or otherwise cure an Environmental Defect related to a Property that is liquidated in amount, then the adjustment is the amount necessary to remediate or otherwise cure such Environmental Defect in the most cost effective manner reasonably available and consistent with common industry practices.

2.1.7
If the adjustment is based on an obligation, burden or liability upon a Property for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the adjustment is the amount reasonably necessary to compensate the Buyer at Closing for the adverse economic effect on the affected Property; provided, however, that such adjustment with respect to a Title Defect shall not exceed the Allocated Value of the affected Property.

2.1.8
If a Title Defect or an Environmental Defect is reasonably susceptible of being cured, the Buyer and the Sellers agree that the Sellers will have the right, but not the obligation, to cure such defect for a period of up to ninety (90) days after the Closing Date. In the event any of the Real Property Interests and/or Wells is subject to a consent to transfer which has not been obtained or waived before Closing and likewise not representing a Permitted Encumbrance hereunder, or a preferential right to purchase (or similar right), wherein the holder has not made an election and the response time has not elapsed, then, the affected Property shall be retained by the Sellers and not sold to the Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value therefor. Within five (5) days after such Title Defect is cured by obtaining a consent or waiver, the Sellers will deliver to Buyer an Assignment of the Property affected by such Title Defect upon receipt of payment by the Sellers of the amount withheld from the Purchase Price with respect to such Property. The Buyer shall provide the Sellers and their representatives access to the Properties, books and records after Closing in connection with the Sellers’ efforts to cure the alleged defect. If, post-Closing, the Parties dispute whether such Title Defect or an Environmental Defect has been cured, then the matter shall be resolved in a manner described in Section 2.1.10.

2.1.9
If the Sellers notify the Buyer in writing no later than March 16, 2010, that their ownership (i) exceeds 37,050 Net Mineral Acres in the Fetter/Shawnee Area, and/or (ii) exceeds 69,929 Net Mineral Acres in the Non-Fetter/Shawnee Areas (Items (i) and (ii) being “Excess Net Mineral Acres”), then, in such case, upon Buyer confirming the existence of such Excess Net Mineral Acres, the Purchase Price shall be adjusted upward by $1025.00 for each Excess Net Mineral Acre located in the Fetter/Shawnee Area and $125.00 for each Excess Net Mineral Acre located in the Non-Fetter/Shawnee Areas, as applicable, provided, however, unless the Parties otherwise agree, Buyer shall not have the obligation to acquire more than 3,000 Excess Net Mineral Acres in the Non-Fetter/Shawnee Areas.

Additionally, if Sellers determine that the ownership of any Well entitles them to a larger Net Revenue interest or a smaller Working Interest than set out on Exhibit “A”, such that Sellers’ ownership in such Well is greater than that contemplated by this transaction (“Title Benefit”), then the Sellers shall notify Buyer of the existence of a Title Benefit, describing therein in reasonable detail each alleged increase it has discovered (“Benefit Notice”), which shall be submitted to Buyer by Sellers no later than March 15, 2010. Provided that Buyer concurs with the Sellers assertion of the existence of a Title Benefit, the Purchase Price shall be adjusted in the same manner as provided in Section 2.1.1 for Title Defects. Notwithstanding anything to the contrary contained herein, there shall be no upward adjustment to the Purchase Price due to an increase in Sellers’ Working Interest, Net Revenue Interest, overriding royalty and/or royalty interest, in any of the Wells, resulting from the termination of the Halliburton Agreement.
The Sellers shall be deemed to have conclusively waived any Title Benefit of which the Sellers fail to notify the Buyer in writing in the manner described in this Section 2.1.9

2.1.10
If Buyer properly and timely notifies the Sellers of a Title Defect or Environmental Defect, Seller shall have the option to: (i) dispute whether such matter is a Title Defect or Environmental Defect, or (ii) acknowledge the Title Defect or Environmental Defect. In the event that Sellers dispute the legitimacy of a Title Defect or Environmental Defect, Buyer and Sellers will negotiate in good faith to resolve such dispute. In the event the Parties are unable to resolve the dispute, Buyer will have the option to waive such Title Defect or Environmental Defect, and, provided that Buyer does not waive the dispute, the Parties will have the option to have the matter arbitrated in accordance with the terms and provisions contained in this Section 2.1.10. If Buyer does not waive the Title Defect or Environmental Defect, the Purchase Price will be reduced by the amount of the Title Defect or Environmental Defect, not to exceed the Allocated Value of the affected portion of the Properties, and the affected portion of the Properties will not be conveyed to Buyer at Closing. In the event Sellers acknowledge the existence of a Title Defect or Environmental Defect, Sellers will have the option, but not the obligation, to cure the Title Defect. If Sellers elect not to cure such Title Defect or Environmental Defect, unless such Title Defect or Environmental Defect is waived by Buyer, the Purchase Price will be reduced by the amount of the Title Defect or Environmental Defect, not to exceed the Allocated Value of the affected portion of the Properties, and the affected portion of the Properties will not be conveyed to Buyer at Closing. If Sellers elect to attempt to cure a Title Defect or Environmental Defect, Sellers shall use reasonable efforts to attempt to cure the Title Defect or Environmental Defect. If Sellers cure same to the reasonable satisfaction of the Buyer prior to the Closing, the Purchase Price will not be reduced at Closing as to the Property affected by such cured Title Defect or Environmental Defect, and such affected Property will be conveyed to the Buyer at Closing. If the Sellers elect to attempt to cure a Title Defect or Environmental Defect post Closing, Sellers shall use reasonable efforts to attempt to cure the Title Defect or Environmental Defect and the Purchase Price will be reduced at Closing by the amount of the Title Defect or Environmental Defect, not to exceed the Allocated Value of the affected portion of the Properties, and the portion of the Properties affected by such Title Defect or Environmental Defect will not be conveyed to Buyer at Closing. Sellers will have ninety (90) days following the Closing Date to attempt to cure the Title Defect or Environmental Defect. If Sellers are able to cure the Title Defect or Environmental Defect to the reasonable satisfaction of Buyer, Sellers will make any additional assignments or conveyances, if necessary, to Buyer and Buyer will pay the Sellers the amount deducted from the Purchase Price with respect to such Title Defect or Environmental Defect at the time of receipt by Buyer of such additional assignment or conveyance. If the Sellers and the Buyer are not in agreement as to whether a Title Benefit exists, the undisputed portion of the Purchase Price with respect to the Property affected by such Title Benefit shall be paid by the Buyer at the Closing and the determination with respect to the Title Benefit shall be made in accordance with this Section. If the Sellers and the Buyer are not in agreement as to whether a Title Defect, Title Benefit, or Environmental Defect has been cured during the cure period as provided herein the Sellers and the Buyer will submit the dispute to arbitration as provided in this Section. The matter to be arbitrated shall be submitted to a title attorney in the state where the affected Property is located selected by the Sellers and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the state where the affected Property is located selected by the Sellers and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event the Sellers and the Buyer are unable to agree on any Consultant, the Sellers and the Buyer will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant and the three Consultants so appointed will resolve such matter. The cost of each Consultant shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Consultants, with a simultaneous copy to the other Parties, a written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement (if not previously provided to the Consultant) and any supporting material that such party desires to furnish, not later than the tenth (10th) day after appointment of the Consultants. In making the determination, the Consultants shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. By the twentieth (20th) day following the submission of the matter to the Consultants, applying the principles set forth in this Section 2.1, the Consultants shall make a written determination with respect to the validity of each defect or benefit in question and the amount, if any, deducted from the Purchase Price with respect to such defect that should be paid by the Buyer to compensate the Sellers upon conveyance of the affected Property to the Buyer or the additional amount that should be paid by the Buyer to compensate the Sellers with respect to any Title Benefit. The decision of the Consultants shall be conclusive and binding on the Sellers and the Buyer and shall be enforceable against either of the Parties in any court of competent jurisdiction. The Consultant shall act as an expert for the limited purpose of determining the specific dispute presented to the Consultant and shall not act as an arbitrator. In the event any such determination by a Consultant has not been made as of the date the Final Statement is initially delivered by the Sellers to the Buyer pursuant to Section 2.6, any amount owing by one Party to the other as a result of such determination by the Consultant will be paid to the other Party within five (5) days after such determination. In the event any such determination by a Consultant has been made prior to the date the Final Statement is initially delivered by the Sellers to the Buyer pursuant to Section 2.6, any amount owing by one Party to the other as a result of such determination by the Consultant will be included in the Purchase Price adjustments to be made in accordance with the Final Statement. In any event, the Parties agree that they will use their best efforts to finalize the selection Consultants within 30 days.
2.2
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mcf amount of the Sellers’ aggregate gas imbalances as of the Effective Time multiplied by $3.50 per mcf (upward for underage and downward for overage); and (b) the mmbtu amount of any pipeline imbalances or unsatisfied throughput obligations attributable to the Sellers or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries) (collectively, “Gas Imbalances”).

2.3
Casualty Loss. If, after the date of this Agreement but prior to the Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close and such Casualty Loss shall be treated as a Purchase Price adjustment equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss.

2.4
Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons in storage owned by any Seller above the pipeline connection at the Effective Time that is credited to the Properties, such value to be the current market price or the price paid, less taxes and gravity adjustments deducted by the purchaser of such oil or other liquid hydrocarbons; (b) the amount of all expenditures (other than title curative costs) in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties and other charges and expenses billed under applicable operating or other development agreements) which are paid by or on behalf of any Seller and attributable to the period on or after the Effective Time; and (c) any other amount agreed upon by the Buyer and the Sellers.

2.5
Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds received by the Sellers from the sale of Hydrocarbons, produced from and after the Effective Time, from the Properties (net of royalties and other burdens; and production, severance and similar taxes and assessments measured by or payable out of production; provided, that on oil the amount shall be the amount paid by the purchaser to the Sellers) actually received by the Sellers; (b) the amount equal to all unpaid ad valorem, property, production, severance and similar Taxes (excluding franchise, margin, income or similar taxes) and assessments based upon or measured by the ownership of the Properties or the production of oil, gas or other minerals therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Properties in accordance with GAAP prior to the Effective Time, which amount shall, to the extent not actually assessed or known, be computed based upon such taxes and assessments for the immediately preceding calendar year, or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax period last ended; (c) the amount of the Suspended Funds; and (d) any other amount agreed upon by the Buyer and the Sellers.

2.6
Closing Date Estimates. On or before three (3) days prior to the Closing, the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments. The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.7 of this Agreement.

2.7
Final Accounting. On or before ninety (90) days after the Closing Date the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (the “Final Statement”). If the Buyer disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than one hundred five (105) days after the Closing Date, the Buyer will deliver to the Sellers a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Sellers within that period, the Final Statement as delivered by the Sellers will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Buyer delivers an exception report, as soon as reasonably practicable, but in no event later than fifteen (15) days after the Sellers receive the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within thirty (30) days after receipt of the exception report, either the Sellers or the Buyer will be entitled to submit the dispute to arbitration pursuant to the terms of Section 14 of this Agreement. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by arbitration, the Final Statement (as adjusted pursuant to such agreement or arbitration) will be deemed final and binding on all of the Parties and the aggregate amount due to either the Buyer or the Sellers pursuant to such Final Statement shall be tendered to the other Party no later than five (5) days thereafter.

3	Representations and Warranties of Sellers. Each Seller, with respect to such Seller’s interest in the Properties, severally and not jointly, represents and warrants to the Buyer:
3.1
Organization, Good Standing, Etc. Such Seller is duly organized, legally existing and in good standing under the laws of the state in which it was formed and qualified to do business and in good standing in the state in which such Seller’s Properties are located.

3.2	Powers. Each Seller is duly authorized and empowered to execute, deliver and perform this Agreement.
3.3	Legal Requirements. Each Seller has all requisite power to own and lease such Seller’s Properties and holds all required licenses for carrying on all operations with respect to such Properties.
3.4
Compliance with Agreements, Instruments and Contracts. Except (a) with respect to Permitted Encumbrances, or (b) as disclosed in Schedule “3.4” attached hereto and made a part hereof, such Seller’s execution, delivery, performance and consummation of this Agreement does not and will not violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which such Seller is a party or by which such Seller or any of such Seller’s Properties are bound.

3.5
Litigation. Except as listed in Schedule “3.5” attached hereto and made a part hereof, there is no action, suit or proceeding pending or threatened in writing against such Seller involving such Seller’s Properties or otherwise affecting such Seller’s Properties and no proceeding, charge or audit pending, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

3.6
Taxes. Except as disclosed in Schedule “3.6”, all Taxes and assessments based on or measured by the ownership of property comprising such Seller’s Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears.

3.7
Compliance with Statutes, Orders and Decrees, Creation or Acceleration of Liens. Except as set forth on Schedule “3.7,”, the execution and delivery of this Agreement and compliance with the terms and provisions of this Agreement by such Seller will not violate any law, statute, rule or regulation of any governmental authority, and will not on the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency or authority to which such Seller or any of such Seller’s Properties are subject, or result in the creation, imposition, or continuation, of any adverse claim, lien, charge or encumbrance, equity or restriction of any nature whatsoever, upon any of such Seller’s Properties or cause any acceleration of maturity of any material obligation or loan, or give to others any material interest or rights, including rights of termination, cancellation or first refusal, in or with respect to any of such Seller’s Properties.

3.8
Permits. On the Closing Date, such Seller will have all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of such Seller’s Properties as presently operated (the “Permits”) and each will be in full force and effect and will have been duly and validly issued. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except (a) those Permits issued in the name of such Seller that are not transferable under applicable law.

3.9
Oil and Gas Leases. As of the Effective Time, to each Seller’s knowledge (i) all oil and gas leases comprising part of the Real Property Interests, are in full force and effect, and are valid and subsisting documents covering the entire estates which they purport to cover; (ii) except for revenues which are properly being suspended in accordance with applicable law, all royalties, rentals, and other payments, due under such leases have been fully, properly and timely paid; and (iii) all oil and gas proceeds owing to others for production from such Seller’s Wells have been or will be disbursed in accordance with all of the terms and conditions of the applicable leases, other contracts and applicable law and all deductions from such oil and gas proceeds have been or will be deducted in compliance with all of the terms and conditions of the applicable leases, other contracts, and applicable law.

3.10
Compliance with Laws. The operation of such Seller’s Properties has been in compliance with the provisions and requirements of all applicable law, ordinance, regulation, writ, judgment, decree or order of any court or government or governmental unit in connection with such Properties.

3.11
Contracts, Consents and Preferential Rights. To each Seller’s knowledge, such Seller has described in Schedule “3.11” attached hereto and made a part hereof: (a) all joint venture, area of mutual interest, joint operating agreements, purchase and/or acquisition agreements of which any terms remain executory which materially affect any of such Seller’s Properties (excluding oil, gas and mineral leases); (b) all gas purchase contracts, oil purchase contracts, gathering contracts, transportation contracts, marketing contracts, dedication contracts, disposal or injection contracts and all other contracts materially affecting any of such Seller’s Properties which are not, by the terms thereof, subject to termination upon thirty (30) days or less notice; (c) all third Person contractual consents required in order to consummate the transactions contemplated by this Agreement, other than routine consents required in connection with transfers of U.S. federal, state and Indian leases; and (d) all agreements pursuant to which third parties have preferential rights or similar rights to acquire any portion of such Seller’s Properties upon the transfer of such Properties by such Seller to the Buyer as contemplated by this Agreement.

3.12
Planned Future Commitments. Except for the continuing operations, operations conducted or commitments made in compliance with Section 5.2, and other matters set forth in Schedule “3.12,” such Seller has not and will not become legally obligated for any future commitments requiring an expenditure by such Seller in excess of Fifty Thousand Dollars ($50,000.00) (net to the Sellers’ interest) relating to any of such Seller’s Properties (drilling of wells, workovers, contract settlements, pipeline projects, production facilities, etc.) after the date of this Agreement.

3.13
Environmental and Safety Matters. Except as set forth in Schedule “3.13”, there are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings relating to an alleged breach of Environmental Laws on or with respect to such Seller’s Properties, and such Seller has not received any notice of any third Person environmental or health or safety claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding relating to such Properties (an “Environmental Claim”) or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to such Properties or the ownership or operation of any thereof.

3.14
Plugging Status. As of the date of this Agreement, such Seller has not received any notice from any Governmental Authority demanding that any wells located on such Seller’s Real Property Interests be plugged and abandoned except as set forth in Schedule 3.14.

3.15
Payout Balances, Gas Imbalances and Take or Pay. The Payout Balance for each well located on such Seller’s Real Property Interests is properly reflected in Schedule “3.15A” as of the respective date(s) shown thereon. “Payout Balance(s)” means the status, as of the dates of such Seller’s calculations, of the recovery by such Seller or a third Person of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of such Seller therein will be reduced or the working interest therein will be increased when such amount has been recovered. Except as is reflected on Schedule “3.15B” as of the respective dates shown thereon: (a) there are no production, transportation or processing imbalances existing with respect to such Seller’s Properties; and (b) such Seller has not received any deficiency payments under gas contracts for which any Person has a right to take deficiency gas from such Seller’s Properties, nor has such Seller received any payments for production which are subject to refund or recoupment out of future production.

3.16
Authority. Each Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to such Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.17
Broker’s or Finder’s Fees. Except for the agreement referenced in Schedule “3.17” with respect to which each Seller will be solely responsible, such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

4	Buyer’s Representations and Warranties. The Buyer represents and warrants to the Sellers that as of the date of this Agreement and the Closing Date:
4.1
Organization and Standing. The Buyer is a limited liability company duly formed and in good standing under the laws of the State of Oklahoma. The Buyer has the power and authority to acquire and own the Properties and to conduct business in each state where any of the Properties are located.

4.2	Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement.

4.3
No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to the Buyer, which would affect its ability to carry out the transactions contemplated by this Agreement.

4.4
Authorization. All limited liability action on the part of the Buyer necessary for the transaction contemplated by this Agreement has been taken. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5
Non-Contravention. The consummation by the Buyer of the transactions contemplated hereby for its consummation will not (i) violate any provision of the Articles of Organization or any other governing document of the Buyer, or (ii) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license, law, authorization or order to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not prevent the consummation of the transactions contemplated hereby by the Buyer or result in any Seller incurring any loss or liability therefrom.

4.6
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any governmental unit is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby.

4.7
Litigation, Etc. There are no actions, proceedings, or investigations pending, or any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Buyer.

4.8
Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement for which any Seller will have any responsibility whatsoever.

4.9	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or threatened against the Buyer or any Affiliate of the Buyer.
4.10	Qualifications. The Buyer is qualified with all applicable Governmental Authorities to own and operate the Properties.

4.11
Funding; Investment. The Buyer has available (through cash on hand or existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties, and the Buyer is aware of the risks of such investments. The Buyer acknowledges that none of the Sellers has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement, and no Seller shall have any liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Sellers that is not contained in this Agreement or the Schedules attached hereto. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable state or federal law.

4.12
NORM, Wastes and Other Substances. The Buyer acknowledges that the Properties have been used for exploration, development, and production of oil and gas and that equipment and sites included in the Properties may contain asbestos, naturally occurring radioactive material (“NORM”) or other hazardous substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other hazardous substances from the Properties.

5	Covenants. The Parties hereby covenant and agree to perform the following:
5.1
Access to Information. Excess as prohibited by restrictions in third party agreement, insofar as related to the Properties, each Seller will give the Buyer and the Buyer’s agents and representatives, reasonable access to all of the books and records of such Seller with respect to such Seller’s Properties and each Seller agrees to cause its officers and employees to furnish the Buyer and the Buyer’s agents and representatives with such operating data and other information with respect to the Properties as the Buyer, its agents and representatives from time to time reasonably request; provided, however, that any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of the Sellers. The Buyer shall hold all information or data provided or made available by the Sellers confidential and shall not use any of the same except in connection with the transactions set forth in this Agreement. In the event this Agreement is terminated prior to Closing, the Buyer shall return to the Sellers (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data.

5.2	Conduct of Business. From and after the date of this Agreement until Closing, without the prior written consent of the Buyer:
5.2.1
Each Seller will pay, when due, such Seller’s portion of all expenses, taxes, revenues, royalties, overriding royalties, rentals, option to extend payments, and other obligations incurred with respect to such Seller’s Properties prior to and due and owing for periods prior to the Effective Time.

5.2.2
Each Seller will take any and all actions necessary to ensure that such Seller’s interest in the Properties is free and clear of all Liens as of the Closing except the Permitted Encumbrances and Liens, for which there will be an adjustment to the Purchase Price.

5.2.3
Each Seller will cause such Seller’s Properties to be maintained in accordance with the terms and conditions of the applicable contracts and applicable laws and regulations and consistent with past practices.

5.2.4
Each Seller will not convey, encumber, abandon or otherwise dispose of any part of such Seller’s interest in the Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the ordinary course of business of such Seller.

5.3
Consents, Preferential Rights to Purchase, and Operations. From and after the date of this Agreement and subject to Permitted Encumbrances, the Sellers will use their reasonable efforts to obtain the consent or approval of each Person whose consent or approval is required in order to consummate the transactions contemplated by this Agreement. Similarly, Sellers shall use their reasonable efforts to obtain timely elections under preferential rights to purchase.

5.4
Conditions. The Buyer and the Sellers will use their respective reasonable commercial efforts to cause the conditions and agreements in Sections 6, 7 and 8 of this Agreement to be satisfied and performed, whether prior to or after the Closing.

5.5
Accounting. Each Seller will (without obligation to incur any third party expense), cooperate with and assist the Buyer after Closing in the transition of the joint interest billing and revenue disbursement accounting for the Properties and will take such actions as may be reasonably required with respect thereto.

5.6
Revenues Held For Benefit of Another Person. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) any Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of, and immediately remit such revenues to, the Party entitled thereto.

5.7
Revenues and Expenses. For all purposes including the Purchase Price adjustments under Section 2 of this Agreement, the Sellers and the Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of the Properties before the Effective Time will be borne by the Sellers and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of the Sellers and all expenses incurred in the operation of the Properties after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties after the Effective Time will be the property of the Buyer. Ad valorem taxes, property taxes and other similar obligations will be prorated between the Sellers and the Buyer as of the Effective Time.

5.8
Suspended Funds. The Sellers will deliver to the Buyer, within thirty (30) days after the Closing Date, in “Excel” or other acceptable format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties; provided that, Sellers will retain all responsibility and liability for (i) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Funds accruing prior to the Effective Time and (ii) penalties and interest, if any, attributable to the Suspended Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statues. If the Buyer determine that any such penalties or interest are due to the respective suspense account owner or any state under such statutes and Seller fails to promptly reimburse such sums to the Buyer, then the Buyer shall return to Seller the Suspended Funds in such account that existed as of the Effective Time, and Seller shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspended Funds.

5.9	Limitations on Representations and Warranties.
5.9.1
EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN THIS AGREEMENT, THE BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (i) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR SELLERS’ INTERESTS THEREIN, (ii) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF THE SELLERS, AND (iii) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES.

5.9.2
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND THE SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH THE SELLERS HAVE ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THE BUYER REPRESENTS TO THE SELLERS THAT THE BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND OTHER PROPERTIES AS THE BUYER DEEMS APPROPRIATE.

5.9.3
THE SELLERS AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.9 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

6
Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

6.1
No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement;

6.2
No action will have been commenced or threatened against the Sellers, the Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking damages arising from the transactions contemplated by this Agreement;

6.3
All representations and warranties of each Seller contained herein will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that a representation specifically speaks to an earlier date, in which case such representation shall continue to remain true and correct as of the Closing Date with respect to such earlier date) and the Buyer will have received a certificate signed by each Seller to such effect with respect to such Seller’s representations and warranties;

6.4
Each Seller will have performed or satisfied in all material respects on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by such Seller; and

6.5	Except for Properties excluded under the provisions hereof, all of the Properties will be conveyed by the Sellers to the Buyer pursuant to the terms of the Assignment.
7
Sellers’ Conditions Precedent. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

7.1
No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement;

7.2
No action will have been commenced or threatened against any Seller, the Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent or to challenge the transactions contemplated by this Agreement or seeking damages arising therefrom;

7.3
All representations and warranties of the Buyer contained herein will be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that a representation specifically speaks to an earlier date, in which case such representation shall continue to remain true and correct as of the Closing Date with respect to such earlier date) and the Sellers will have received a certificate signed by the Buyer to such effect;

7.4
The Buyer will have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Buyer and the Sellers will have received a certificate signed by the Buyer to such effect; and

7.5	The Purchase Price, as adjusted, shall have been paid to the Sellers.
8
The Closing. Unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of American Oil & Gas Inc., located at 1050 17th Street, Suite 2400, Denver, CO 80265, on the Closing Date. The Parties may, by mutual written consent, change the Closing Date to any other date that they may agree upon.

8.1	Buyer’s Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered:
8.1.1	Purchase Price. The Purchase Price to the Sellers (as adjusted);
8.1.2	Evidence of Authority. Such resolutions, certificates of good standing and other evidence of authority with respect to the Buyer as might be reasonably requested by the Sellers; and
8.1.3	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Sellers to consummate this Agreement.
8.2
Sellers’ Deliveries. On the Closing Date, each Seller, with respect to such Seller’s interest in the Properties, will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

8.2.1	Assignments. An Assignment from each Seller for such Seller’s interest in the Properties (other than those Properties to be excluded in accordance with the terms hereof);
8.2.2	Transfer Orders; Letters in Lieu. Transfer orders or letters in lieu for each purchaser of production with respect to each of the Properties;
8.2.3
Other Parties. All required releases and termination statements from any Person who has a Lien against any of the Properties (excluding Permitted Encumbrances and Liens, for which an adjustment to the Purchase Price is made under Section 2.1);

8.2.4	Evidence of Authority. Such resolutions, certificates of good standing and other evidence of authority with respect to such Seller as might be reasonably requested by the Buyer;
8.2.5	Foreign Person Certificates. Executed statements described in Treasury Regulation 1.1445-2(b)(2) certifying that such Seller is not a foreign Person within the meaning of the Internal Revenue Code;

8.2.6	Halliburton Agreement. Written evidence of the termination of the Halliburton Agreement; and
8.2.7	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer to consummate this Agreement.
8.3	Post Closing Adjustments. The Buyer and the Sellers agree that the Purchase Price will be further adjusted after the Closing Date in accordance with the provisions of Section 2.7 of this Agreement.
8.4
Costs. The Sellers will pay the Sellers’ attorney fees and other expenses; and the Buyer will pay the Buyer’s attorney fees and other expenses including the recording costs for the Assignments and all Taxes (including sales taxes), duties, levies or other governmental charges imposed on the transfers of the Properties pursuant to this Agreement.

8.5	Risk of Loss. As of the Closing Date, beneficial ownership and the risk of loss of the Properties will pass from the Sellers to the Buyer effective from and after the Effective Time.
8.6
Records and Data. Within fifteen (15) days after Closing, each Seller will deliver to the Buyer copies of all records, files, documents, data and other information concerning any of such Seller’s interest in the Properties including, without limitation, copies of all electronic records and data.

9
Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the mutual consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification, exclusive of Saturdays, Sundays and legal holidays, of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable law or regulation, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall first be followed.

10	Indemnification. Upon the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:
10.1	Assumed Obligations. Upon the Closing the Buyer shall agree (and, upon the delivery by Sellers to Buyer of the Assignment, Buyer shall be deemed to have agreed) to assume the Assumed Obligations.

10.2
Each Seller’s Indemnification. Upon the Closing, each Seller shall agree (and, upon the delivery of the Assignments to the Buyer, such Seller shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer’s directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach or default in any representation or warranty by such Seller set forth in this Agreement or in any certificate delivered in connection herewith, or in the performance by such Seller of any covenant or obligation set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; and (b) all of such Seller’s interest in the Retained Liabilities; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF THE BUYER, ANY OTHER MEMBERS OF THE BUYER INDEMNIFIED PARTIES, THE SELLERS OR ANY OTHER PERSON.

10.3
Buyer’s Indemnification. Upon the Closing, the Buyer shall agree (and, upon the delivery by Sellers to Buyer of the Assignments, Buyer shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless the Sellers, the Sellers’ Affiliates and each of their respective directors, officers, agents and employees (collectively, the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach or default in any representation or warranty set forth in this Agreement or in the performance by the Buyer of any covenant or obligation set forth in this Agreement; and (b) all of the Assumed Obligations; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLERS, ANY OTHER MEMBERS OF THE SELLER INDEMNIFIED PARTIES, BUYER OR ANY OTHER PERSON.

10.4
Indemnification Procedure. If any indemnified Person discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such Person will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified Person under this Agreement; provided, however, the failure of any indemnified Person to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified Person hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified Person will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified Person to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.5
Defense. If any such action is brought against an indemnified Person, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Party to such indemnified Person of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified Person for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified Person. Notwithstanding any of the foregoing to the contrary, the indemnified Person will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to select counsel reasonably satisfactory to the indemnified Person, the expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified Person will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified Person. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified Person, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Person of a release from all liability with respect to such claim. No indemnified Person shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.6
Certain Limitations on Indemnity Obligations. Neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price under the terms of this Agreement.

11
Preservation of Books and Records. For a period of five (5) years after the Closing Date, the Buyer will, using procedures consistent with their current record retention procedures, preserve and retain all books and records that relate to the Properties including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Properties prior to the Closing Date. The Buyer agrees to make such books and records available to the Sellers and their agents upon reasonable notice and at reasonable times.

12
Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by: (a) mutual written consent of the Sellers and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in Section 6 of this Agreement (other than conditions to be satisfied at Closing) have not been satisfied by the Sellers or waived by the Buyer; (c) the Sellers, if the Sellers are not in default, and the conditions precedent set forth in Section 7 of this Agreement (other than conditions to be satisfied at Closing) have not been satisfied by the Buyer or waived by the Sellers; or (d) the Sellers or the Buyer, if such Persons are not in default, in the event the Closing shall not have occurred on or before April 30, 2010. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made.

13
Default. If any Party fails to perform any obligation contained in this Agreement, the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If such a default by any Seller has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 12(d) above and each of the conditions contained Section 7 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is to occur at the Closing), the Buyer will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 12. If such a default by the Buyer has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 12(d) above and each of the conditions contained in Section 6 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is to occur at the Closing), the Sellers will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 12.

14
Arbitration. Any dispute under this Agreement (other than disputes regarding Title Defects, Title Benefits and Environmental Defects which will be handled in accordance with Section 2.1.12) will be submitted to binding arbitration to be conducted in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there will be one arbitrator selected by the Sellers, one arbitrator selected by the Buyer and a third arbitrator selected by those two arbitrators. The arbitrators will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators’ judgment will be final and binding upon the Parties subject solely to challenge on the grounds of fraud or gross misconduct. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, a Party may seek a preliminary injunction or other provisional judicial relief if in such Party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Unless otherwise expressly set forth in this Agreement, the procedures specified in Section 2.1.12 and this Section 14 will be the sole and exclusive procedures for the resolution of disputes and controversies between the Parties arising out of or relating to this Agreement.

15	Miscellaneous. It is further agreed as follows:
15.1	Time. Time is of the essence of this Agreement.
15.2
Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally, or on the date of delivery when delivered prior to 5:00 p.m. local time on a business day by telefacsimile to the Party designated to receive such notice, otherwise on the next succeeding business day, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any Party might designate by written notice to the other Party:

To the Sellers:	American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, CO 80265
Attention: Mr. Patrick D. O’Brien
Telephone: (303) 991-0173
Telefacsimile: (303) 595-0709

North Finn Limited Liability Company
950 Stafford
Casper, WY 82609
Attention: Mr. Wayne P. Neumiller
Telephone: (307) 237-7854
Telefacsimile: (307) 237-7628

To the Buyer:	Chesapeake AEZ Exploration, L.L.C.
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention: Mr. Douglas J. Jacobson
Telephone: (405) 935-9233
Telefacsimile: (405) 879-9546

With a copy to:	Commercial Law Group, P.C.
5520 North Francis
Oklahoma City, Oklahoma 73118
Attention: Mr. Ray Lees
Telephone: (405) 254-5725
Telefacsimile: (405) 232-5553
15.3
Representations and Warranties. The respective representations, warranties and covenants of each Seller contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) will survive the Closing Date for a period of one (1) year and shall thereafter be of no further force or effect, except for any claim asserted by the Buyer with respect thereto before the end of such one (1) year period. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty or covenant, or with regard to claims for indemnity with respect thereto.

15.4
Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

15.5
No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute such Person a third party beneficiary of this Agreement.

15.6
Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

15.7	Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Wyoming.
15.8	Headings. The Section headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.
15.9
Entire Agreement. This Agreement, the Assignment and the other documents contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

15.10
Assignment. It is agreed that neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement.

15.11
Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

15.12
Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

15.13
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

15.14
Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

15.15
Counterparts; Facsimile Execution. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile transmission, which shall be binding upon all Parties.

15.16
JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.17
WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. BUYER AND EACH SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (C) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT.

15.18
Non-Competition. For a period of two (2) years after the Closing, each Seller shall not and shall not permit such Seller’s shareholders, directors, officers, employees or affiliates, to acquire, in each case, with respect to the areas depicted in Exhibits “C” and “C-1” (the “Restricted Areas”): (i) any oil, gas and mineral leases, subleases, operating rights, or other leasehold interests, net profits interests, mineral fee interests, carried interests or other rights to Hydrocarbons within the Restricted Areas; (ii) any other rights to lands within the Restricted Areas; or (iii) any oil, gas, water, salt water disposal, CO2 or injection wells located within the Restricted Areas. If Seller should, through inadvertence or otherwise, acquire any such rights in violation of this Agreement, Seller will be obligated to assign the entire interest so acquired, to the extent of the area involved in the violation, upon reimbursement by Purchaser of Seller’s cost of acquisition. Notwithstanding the foregoing, the provisions of this Section 15.18 shall not apply to oil and gas leases acquired by Sellers from a third party within the Restricted Areas either through a merger, reorganization, consolidation or direct asset acquisition, if such leases represent less than twenty percent (20%) of the value attributable to all of the properties comprising the transaction.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Sellers and the Buyer have executed this Agreement effective as of the date first above written.

SELLERS:	AMERICAN OIL & GAS INC. a Nevada corporation

	By:	/s/ Patrick D. O’Brien
Patrick D. O’Brien, CEO

NORTH FINN LIMITED LIABILITY COMPANY

	By:	/s/ Wayne P. Neumiller
Wayne P. Neumiller, Manager/Member

BUYER:	CHESAPEAKE AEZ EXPLORATION, L.L.C., an Oklahoma limited liability company

	By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President